Exhibit 99.1

DREAMS, INC. REPORTS QUARTERLY AND 9 MONTH RESULTS

Quarterly Revenues up 47% to a Record $36.5 Million; Quarterly Net Income up 14%

to a Record $2.4 Million

PLANTATION, FL., March 27, 2008 – Dreams, Inc. (AMEX:DRJ) announced today its financial results for the quarter and nine-months ended December 31, 2007. Revenues for the quarter were up 47% to a record $36.5 million, compared to the quarter ended December 31, 2006; while revenues for the nine-months were up 44% to a record $59.7 million, compared to the nine-months ended December 31, 2006. Net income for the quarter was up 14% to $2.4 million, compared to the quarter ended December 31, 2006; while net income for the nine-months was $792,000; down from $1.4 million, for the nine months ended December 31, 2006. (The Company changed its fiscal to calendar hence; the nine-month results are being reported as a stub year on a transitional report on form 10-K/T).

“These were record-breaking periods for Dreams as we continue to manage our impressive growth, integrate our acquisitions and invest in future revenue producing initiatives, claimed Ross Tannenbaum, Dreams’ President & CEO.

“In analyzing our results, our core models continued to produce historical gross margins. However, due to some softening in retail, we chose to give up 2% to 3% in gross margins by offering special promotional items at our main Internet site, www.fansedge.com, during the six weeks from Thanksgiving to year-end. The $20 million in Internet sales we achieved during this period helped us produce record revenues for the quarter and reduce inventory amounts to targeted levels.

“We also made investments during the period that mitigated our bottom-line results. We purchased our new POS system, upgraded our ERP accounting software, and hired additional skilled IT personnel, including our first Chief Information Officer. There were also some one-time expenses related to the listing of our shares on the American Stock Exchange (April 07), the early refinancing of our senior debt (June 07), and on-going Sarbanes-Oxley costs.

“Also, with investments in technology and other depreciable assets to support our growth, we had $928,000 in depreciation and amortization expense for the nine-months ended December 31, 2007, versus $515,000 for the same period last year. Interest expense increased to $708,000 for the nine-months ended December 31, 2007, versus $390,000 for the same period last year. The interest increase is a result of carrying higher loan balances on our credit facility to support the higher inventory levels and the servicing of new notes payable from our Schwartz Sports acquisition.

“While each of these costs/expenses contributed to the reduction in the reporting period net income results, we expect these investments to provide for future benefits influencing both revenues and profits.

“Much has been accomplished during this nine month transition period. We have set the stage for meeting our financial goals for 2008 of $91 million in consolidated revenues. The following is a partial list of our initiatives:

•

We completed our site selection and store design for our 1st FansEdge brick & mortar store in the Chicago market scheduled to open in April 2008. This retail component will complement the success this brand has enjoyed on-line. This strategy of positioning our FansEdge brand by adding stores to the web presence will result in our becoming the first multi-channel, fan focused retailer in the industry. Additional FansEdge store openings are planned for later this year.

•

We hired a 10-year veteran in charge of retail marketing at Major League Baseball to lead the sales and marketing efforts on behalf of our Dreams Retail Solutions team. Dreams Retail Solutions builds, hosts, and operates Web stores for third party brands. This “syndication” model is a result of our proprietary e-Commerce platform becoming scalable and our unparalleled depth of product selection. This model should be a meaningful contributor to our overall revenues and profitability beginning this year.

•

We have targeted Las Vegas, our highest volume market, for the opening of new Field of Dreams® and FansEdge stores. In addition, we will expand our 365 Live model which features athletes appearing and signing autographs in several locations. Technology integration will play a prominent role in enhancing the experience and expanding the market for our products and services for both our Field of Dreams stores and 365 Live venues this year.

•	Mounted Memories and Schwartz Sports, co-producers of the Chicago Sun-Times Collectibles show, began working on enhancements for future shows to take the show experience to new heights.

“On the strategic acquisition front, our M & A team continue to identify and conduct due-diligence exercises to ensure that a potential company and its principals meet all of our criteria. We were quite active this past period with our acquisition of:

•	Chicago Sun Times Show, the premier collectibles show in the industry, in September 2007

•	Schwartz Sports, a Chicago based provider of authentic, autographed sports memorabilia, in August of 2007

•	4 Florida based Field of Dreams® stores added to our portfolio, in June & July 2007

“Our record results validate our ability to successfully grow both organically and via strategic acquisitions now and into the future. This trend advances our objective of becoming the dominant player in the $14 billion per year licensed sports products industry,” concluded Tannenbaum.

NINE MONTHS ENDED DECEMBER 31, 2007 QUARTERLY FINANCIAL INFORMATION

	Three months ended
	*December 31,207	September 30, 2007	June 30, 2007
Net Sales	$36,570	$12,584	$10,548
Cost of Goods Sold	20,630	6,947	5,499

Gross Profit	15,940	5,637	5,049
Operating Expenses	11,477	6,684	6,192

Operating Income/(Loss)	4,463	(1,047)	(1,143)
Other Income (Expenses)	(27)	(38)	(45)
Interest Expense	277	194	237

Income (Loss) Before Taxes	4,159	(1,279)	(1,425)
Provision (Benefit) for income taxes	1,711	(496)	(552)

Net Income (loss)	$2,448	$(783)	$(873)

Earnings (loss) per common share, basic	$0.07	$(0.02)	$(0.02)
Earnings (loss) per common share, diluted	$0.07	$(0.02)	$(0.02)
Weighted Average shares Outstanding:
Basic	37,328,962	37,203,417	36,958,391
Diluted	37,596,089	37,491,410	37,287,900

*	The Company’s business is seasonal and it generates a considerable portion of its revenues during the holiday quarter ending December 31. Therefore, quarterly operating results are not necessarily indicative of the results that may be expected for the full fiscal year.

QUARTERLY FINANCIAL INFORMATION

	Three months ended
	*December 31, 2006	September 30, 2006	June 30, 2006
Net Sales	$24,853	$8,557	$7,924
Cost of Goods Sold	13,929	4,700	4,511

Gross Profit	10,924	3,857	3,413
Operating Expenses	7,411	4,229	3,826

Operating Income/(Loss)	3,513	(372)	(413)
Other Income (Expenses)	—	—	—
Interest Expense	104	134	152

Income (Loss) Before Taxes	3,409	(506)	(565)

	*December 31, 2006	September 30, 2006	June 30, 2006
Provision (Benefit) for income taxes	1,328	(202)	(214)

Net Income (loss)	$2,081	$(304)	$(351)

Earnings (loss) per common share, basic	$0.06	$(.01)	$(.01)
Earnings (loss) per common share, diluted	$0.06	$(.01)	$(.01)
Weighted Average shares Outstanding:
Basic	33,045,843	29,683,787	29,683,787
Diluted	33,045,843	29,683,787	29,683,787

*	The Company’s business is seasonal and it generates a considerable portion of its revenues during the holiday quarter ending December 31. Therefore, quarterly operating results are not necessarily indicative of the results that may be expected for the full fiscal year.

DREAMS, INC. trades under the ticker symbol: AMEX:DRJ

www.dreamscorp.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

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Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein contain a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, specific factors impacting the Company’s business including increased competition; the ability of the company to expand its operations and attract and retain qualified personnel, the uncertainty of consumer’s desires for sports and celebrity memorabilia; the availability of product; availability of financing; the ability to sell additional franchises; and general economic conditions.